Exhibit 99.1

                                             FOR IMMEDIATE RELEASE

CONTACT:                                     Stephen D. Axelrod, CFA
                                             Nancy S.L. Block
Robert H. Gurevitch, Chairman & CEO          Susan T. Bolen (Media)
Ronald E. Wittman, Vice President & CFO      WOLFE AXELROD ASSOCIATES
DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.      (212) 370-4500
(805) 381-2700; (805) 374-1966 (Fax)         (212) 370-4505 (Fax)
e-mail:ron@dmdcorp.com                       e-mail:nancylb@wolfeaxelrod.com


                   DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. ANNOUNCES DELAY
             IN SHIPMENT OF APOLLO 9500 Trademark TOOTH WHITENING AND COMPOSITE
                                       CURING SYSTEM

WESTLAKE VILLAGE, CA. MAY 5, 1998 - DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. (NASDAQ:DMDS, DMDSW) announced today that Ion Laser Technology, Inc. (ASE:ILT) cannot deliver the Apollo 9500 Trademark, a tooth whitening and composite curing system, as required in DMDS's agreement with ILT.

DMDS's agreement with ILT allows the Company exclusive distribution to the dental market in the United States and Canada of the FDA-approved Apollo 9500 unit. Because ILT cannot deliver the Apollo 9500 in a timely manner, DMDS will pursue all its other options and intends to file for 510(k) notification from the United States Food and Drug Administration (FDA) for its Apollo 95E in the next two weeks which would permit the Company to market its product in the U.S. upon notification from the FDA. DMDS is working with experts who have significant experience in obtaining 510(k) notification and was recently able to obtain such notification for its TeliCam Intraoral Camera in 67 days after filing.

DMDS began internationally marketing the Apollo 95E, a tooth whitening and composite curing system, at the end of March 1998. The Apollo 95E, which has many of the attributes of the Apollo 9500, cures composites in 1-3 seconds and whitens teeth in under one hour in the dentist's office. The Apollo 95E has been enthusiastically received in the international dental community. The Company has received orders for 800 units of the Apollo 95E and has shipped in excess of 300 units.

The development of the Apollo 95E tooth whitening and composite curing System was funded by DMDS and produced at its European operation for the international market. Designed by Dr. Francois Duret, a world renowned innovator and developer of high technology dental devices, who is the General Manager and Director of Research & Development of DMDS's French operation. The Apollo 95E is sold internationally through distributors and is believed by the Company to be the world's fastest composite curing and whitening system commercially available.

Robert Gurevitch, CEO and Chairman of the Dental/Medical Diagnostic
Systems, Inc., stated, "Obviously, we are not pleased by this development but we are fortunate that in the Apollo 95E we have a unit that is equal to the Apollo 9500 in features, can be produced at a much lower price, and is currently in production. The Apollo 95E weighs slightly over 14 pounds, has a small footprint, and is easily portable. If for whatever reason the Apollo 9500 is unavailable, then we believe that the Apollo 95E will prove to be an excellent replacement. By initiating the 510(k) notification process immediately, the impact on our future sales will be minimized while the long term opportunity will be still as attractive as ever."

DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. designs, develops, manufactures and sells high technology dental equipment. One of the Company's products is an intraoral camera system known as the TeliCam System and a dental office networking system known as InTELInet. The Company has independently developed its own technology for a teeth whitening and curing system, the Apollo 95E Trademark, which is presently being manufactured for markets outside the United States and Canada. In a separate agreement, the Company is supporting the development of a state-of-the-art digital dental X-ray system which is expected to be marketed in late 1998.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS. This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Exchange Act of 1934 (the "Exchange Act"). Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Forward-looking statements in this press release include the Company's statements that (or to the effect that) (i) the Company will file for a 510K notification with the Food and Drug Administration ("FDA") within the next two weeks, (ii) that the Company could receive a 510k notification from the FDA without undue delays, (iii) that the Company expects to introduce the Apollo 95E in the United States and Canada to replace the Apollo 9500, and (iv) that the Apollo 95E will prove to be a satisfactory replacement for the Apollo 9500. These and other forward-looking statements involve numerous risks and uncertainties. The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and those obtained may include significant limitations on the uses of the product in question. Also, the success of the Apollo 95E and its adequacy as a replacement for the Apollo 9500 are subject to risks and uncertainties including (i) the ability of the Company to forecast market trends and preferences and adapt the Apollo 95E to market requirements, (ii) the ability of the Company to develop and implement a manufacturing capability for the Apollo 95E in the United States, and (iii) the rapid technological change that is a characteristic of the dental device market may render existing products, or products under development, obsolete or unmarketable. As a result of these factors and other important risks and uncertainties described in the Company's most recently filed Form 10KSB report which should be read in conjunction herewith, copies of which are available from the Company's Investor Relations Department, actual results may differ materially from those contemplated by the forward-looking statements set forth herein. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any statement herein or to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.